CTB International Corp. and Subsidiaries
            Diluted Net Income Per Common and Common Equivalent Share Three and Nine Months Ended September 30, 2000 and 1999
                    In thousands, except per share amounts)
                                   (Unaudited)

                                                 Three Months Ended                       Nine Months Ended
                                                   September 30,                             September 30,
                                               ----------------------------          ----------------------------
                                                 2000               1999               2000               1999
                                               ---------          ---------          ---------          ---------
ACTUAL

Net Income                                     $  6,475           $  4,883           $ 13,129           $  9,014

Average number of common
   shares outstanding                            10,930             12,022             11,054             12,050

Common equivalent shares
   stock options                                    209                260                212                246

Total average common and common
   equivalent shares outstanding                 11,139             12,282             11,266             12,296

Net income per common and common
   equivalent share                            $   0.58           $   0.40           $   1.17           $   0.73

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